SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2005

AEROSONIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11750	74-1668471
State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 North Hercules Avenue

Clearwater, Florida 33765

(Address of principal executive offices and Zip Code)

(727) 461-3000

(Registrant’s telephone number, including Area Code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On April 6, 2005, Aerosonic became aware of a Derivative Complaint filed on March 21, 2005 in the Circuit Court of Hillsborough County, Florida, by Matilda Franzitta, asserting that she is a shareholder acting on behalf of the Company, which is a nominal defendant, and naming as defendants certain present and past officers, directors and employees, some of whom also were named as defendants in the pending federal securities class action litigation, and the Company’s former auditor and that firm’s partner in charge of the Company’s audit.

The Complaint alleges (a) breaches of fiduciary duties and aiding and abetting such breaches by the present and former directors, officers, and employees named as defendants, for an asserted "Relevant Period" which appears to begin sometime in 1999 and continues to the present time; and (b) breaches of contract, professional negligence, and aiding and abetting breaches of fiduciary duties, by the Company’s former auditor during the asserted Relevant Period, and that firm’s partner in charge of the Company’s audit during most of that time.

The Company is in the process of evaluating the various claims and is hopeful it still will be able to consummate the shareholder federal class action litigation settlement, in the manner announced by the Company in its press release on April 5, 2005, as filed on Form 8-K on that date.  However, at this time, the Company is unable to determine what effect, if any, the derivative suit will have on its ability to consummate such settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROSONIC CORPORATION

Dated: April 11, 2005	By:	/s/ David A. Baldini
David A. Baldini Chairman of the Board President and Chief Executive Officer